Exhibit 99.1

Itron Provides Selected First Quarter 2016 Operating Results and Business Update

Smart Meter and Module Volumes Increase 28 Percent Year-Over-Year

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 3, 2016--Itron, Inc. (NASDAQ:ITRI) today announced selected operating results for the first quarter ended March 31, 2016 and provided an update on its ongoing accounting review of revenue recognition on certain software and maintenance contracts.

“Itron’s preliminary first quarter results reflect continued solid business momentum and improved operational performance across all segments,” said Philip Mezey, Itron’s president and chief executive officer. “Preliminary revenue and operating results were ahead of our plan, cash flow was robust and we reduced debt levels. Other highlights in the quarter include increased global smart meter shipments both year-over-year and sequentially, continued strength in the North American region and improvement in our European business results.”

Mezey continued, “We remain committed to strengthening Itron’s revenue processes and to providing accurate and transparent financial information. We continue to work diligently toward completion of our revenue accounting analysis and the completion of our independent auditors’ review of our analysis. While complex, this accounting review relates to the timing of software-related revenues recognized between periods, which has no impact on cash or cash earnings generation. Importantly, we have remained focused on executing against our strategic initiatives, as underscored by our strong operational performance in the quarter.”

Selected First Quarter 2016 Operating Results

As a result of Itron's previously announced, ongoing accounting review, financial statements presented in conformity with U.S. generally accepted accounting principles (GAAP) for the first quarter of 2016 are not yet available. The company provided the following operating results for the first quarter of 2016, which it expects will be unaffected by the accounting review process:

  Advanced and smart meter and module volumes increased 28 percent compared with the first quarter of 2015, including:
    Highest volume of electric smart meters shipped in 14 quarters
    Record level of gas smart meter shipments
    Water meter and module shipments up 17 percent compared with the fourth quarter of 2015

METER AND MODULE SUMMARY
(Units in thousands)
	Q1 2016	Q4 2015	Q3 2015	Q2 2015	Q1 2015
Meters
Standard	4,370	4,020	4,100	4,700	4,740
Advanced and Smart	2,190	1,960	1,930	1,860	1,540
Total meters	6,560	5,980	6,030	6,560	6,280
Stand-alone communication modules
Advanced and Smart	1,460	1,590	1,530	1,410	1,310

  Itron also announced that Avista has selected Itron’s OpenWay Riva® IoT solution to modernize its electric and gas network in Washington state and lay the foundation for smart city applications.
  Free cash flow for the quarter of $25 million compared with negative $13 million for the first quarter of 2015.
  Cash and cash equivalents of $133 million at March 31, 2016 compared with $131 million on Dec. 31, 2015, reflecting ample liquidity and financial flexibility.
  Itron repaid $23 million in debt during the first quarter, reducing the company’s total outstanding debt to $348 million at March 31, 2016.
  Itron obtained waivers through June 15, 2016 and July 15, 2016 from its creditors for the late filing of the company’s 2015 Form 10-K and first quarter of 2016 Form 10-Q, respectively.

Segment Business Update

  The Electricity segment continued to benefit from favorable product mix in North America and a strong order pipeline. In Europe, Itron has increased Linky meter production to maximum capacity for the company’s smart meter project with Électricité Réseau Distribution France, and Itron France recently delivered its 500,000th Linky smart meter.
  The Gas segment also benefited from strong volume and mix in North America as well as higher smart meter shipments to select European customers. The sales pipeline particularly in North America continues to be robust.
  The Water segment results improved significantly compared with the first quarter of 2015, driven by strong performance in the North America, Europe/Middle East/Africa and Asia Pacific regions, lower warranty costs and favorable brass pricing. The sales pipeline reflects continued deployment of smart water projects globally.
  The company remains focused on enhancing operational processes, including its manufacturing and supply chain strategy, R&D efficiency and exiting non-core businesses. Itron is on track to fully realize $40 million of annual savings in 2017 resulting from its restructuring plan previously announced in Nov. 2014.

Financial Outlook – Full Year 2016

The company believes that its core operational results are on track with prior financial guidance for fiscal year 2016. Consistent with company practices, Itron will update guidance as part of its second quarter financial results conference call.

Ongoing Accounting Review of Revenue Recognition from Software Contracts

As previously announced, Itron delayed the filing of its Form 10-K for the year ended Dec. 31, 2015 and is conducting a review of revenue recognition for certain software and maintenance contracts. The company’s review is ongoing. Itron is working to conclude its analysis and the review of the company’s analysis by its independent auditor, Ernst & Young LLP, as soon as reasonably practicable. The extended time is required to complete complex accounting analyses on a large number of software contracts from 2015 and prior years and to quantify any necessary period-to-period adjustments to revenue and costs.

Due to the ongoing accounting review, the company will not be able to file its report on Form 10-Q for the first quarter ended March 31, 2016 in a timely manner. Itron will file a Form 12b-25, Notification of Late Filing, with the U.S. Securities and Exchange Commission (SEC) relating to the company’s Form 10-Q for the first quarter. As a result of this delay, Itron expects to receive an additional notice from The Nasdaq Stock Market (“NASDAQ”) indicating that it is not currently in compliance with NASDAQ Listing Rule 5250(c)(1). Under NASDAQ Listing Rules, Itron will submit a plan to NASDAQ no later than May 16, 2016 to support its request for an extension to regain compliance with the Listing Rules by filing its Form 10-K for the year ended Dec. 31, 2015 and its Form 10-Q for the quarter ended March 31, 2016. If the plan is accepted, NASDAQ can grant an exception of up to 180 calendar days, or until Sept. 12, 2016, for the company to regain compliance. Itron believes that this notice and the company’s non-compliance with NASDAQ Listing Rule 5250(c)(1) will have no immediate effect on the listing or trading of Itron’s common stock on the NASDAQ Global Select Market.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc.

Forward-Looking Statements

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the timing and ability to regain compliance with the reporting obligations of the Securities and Exchange Commission within any exemption period granted by NASDAQ, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2014 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Marni Pilcher, 509-891-3847
Director, Investor Relations